Exhibit 99.1

Opexa Announces Reverse Stock Split

THE WOODLANDS, Texas (September 28, 2015) - Opexa Therapeutics, Inc. (NASDAQ: OPXA), a biopharmaceutical company developing personalized immunotherapies for autoimmune disorders including multiple sclerosis (MS) and neuromyelitis optica (NMO), today announced that its Board of Directors approved a 1-for-8 reverse stock split of its common stock which will become effective immediately following the close of trading September 28, 2015. The consolidated common shares will begin trading on a split-adjusted basis on September 29, 2015 on the NASDAQ Capital Market.

The Company’s shareholders approved the reverse stock split at its annual meeting of shareholders on August 28, 2015, as determined by the Board of Directors in its discretion, at a ratio of not less than 1-for-4 and not more than 1-for-8. The reverse stock split is being implemented by Opexa to maintain the listing of its common stock on the NASDAQ Capital Market. Opexa received a deficiency notice from NASDAQ in December 2014 and, following a 180-day cure period, received an additional 180 days from NASDAQ in June 2015 to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of ten consecutive business days (or such longer period of time as the NASDAQ staff may require) before November 30, 2015. There can be no assurance that the reverse stock split will have the desired effect of raising the closing bid price of Opexa’s common stock prior to such date to meet this requirement.

The reverse split reduced the number of shares of Opexa’s outstanding common stock from approximately 54.3 million shares to approximately 6.8 million shares. Fractional shares created as a result of the stock split will be settled in cash. Informational letters will be sent to all shareholders of record by Opexa’s transfer agent, Continental Stock Transfer & Trust Company. Additional information about the reverse stock split can be found in the Company’s Form 8-K filed with the Securities and Exchange Commission.

About Opexa

Opexa is a biopharmaceutical company developing a personalized immunotherapy with the potential to treat major illnesses, including multiple sclerosis (MS) as well as other autoimmune diseases such as neuromyelitis optica (NMO). These therapies are based on Opexa’s proprietary T-cell technology. The Company’s leading therapy candidate, Tcelna®, is a personalized T-cell immunotherapy that is in a Phase IIb clinical development program (the Abili-T trial) for the treatment of secondary progressive MS. Tcelna consists of myelin-reactive T-cells, which are expanded ex vivo from the patient’s peripheral blood and reintroduced into the patient in an attenuated form via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin for each individual patient.

For more information, visit the Opexa Therapeutics website at www.opexatherapeutics.com or follow company news on Twitter via @OpexaCEO.

Cautionary Statement Relating to Forward-Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

Statements contained in this release, other than statements of historical fact, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "expects," "believes," "may," "intends," "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements do not constitute guarantees of future performance. Investors are cautioned that forward-looking statements, including without limitation statements regarding the effect of the reverse stock split on the trading price of our common stock, the safety, efficacy and projected development timeline of drug candidates such as Tcelna® and OPX-212, constitute forward-looking statements. These forward-looking statements are based upon our current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include without limitation our ability to raise additional capital to continue our development programs, our ability to successfully develop potential products such as Tcelna and OPX-212, our ability to obtain, maintain and protect intellectual property rights (including for Tcelna and OPX-212), our ability to regain and maintain compliance with NASDAQ listing standards, as well as other risks associated with the process of discovering, developing and commercializing drug candidates that are safe and effective for use as human therapeutics. These and other risks are described in detail in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. All forward-looking statements contained in this release speak only as of the date on which they were first made by us, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after such date.

Source: Opexa Therapeutics, Inc.
Company Contact:
Karthik Radhakrishnan
Opexa Therapeutics, Inc.
Chief Financial Officer
281-775-0600